Investment Sub-Advisory Agreement

This Agreement is effective this 27th day of April, 2015, by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), T. Rowe Price Associates, Inc., a Maryland corporation and registered investment adviser (“Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, Adviser is the investment manager for the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

Whereas, the Adviser represents that it has entered into an Investment Advisory and Management Agreement (“Management Agreement”) dated as of April 27, 2015, with the Trust; and

Whereas, Adviser desires to retain Sub-Adviser as Adviser’s agent to furnish investment advisory services to the investment portfolios of the Trust listed on Schedule A hereto (the “Funds” or each a “Fund”).

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Appointment.  Subject to the approval of the Board of Trustees of the Trust (the “Board of Trustees”), Adviser represents and warrants that it has full legal power and authority to enter into this Agreement and to delegate investment advisory services, and hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement, and the appointment of Sub-Adviser hereunder is permitted by Trust’s and Adviser’s governing documents and has been duly authorized by all necessary corporate or other action.  Adviser represents that this Agreement has been duly authorized and will be binding upon Adviser.

Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Adviser designates one or more funds other than the Funds with respect to which the Adviser wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing.  If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement, all subject to the approval of the Board of Trustees.

2.
Delivery of Documents.  Adviser has furnished, or will furnish, to Sub-Adviser copies properly certified or authenticated of each of the following prior to the commencement of the Sub-Adviser’s services:

a)
the Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on September 7, 2011 and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

b)	the Trust’s By-Laws and amendments thereto (together with the Declaration of Trust, the “Trust Documents”);

c)	resolutions of the Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”);

e)
the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”) and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Funds; and

f)	the Trust’s most recent prospectus and Statement of Additional Information for the Funds (collectively called the “Prospectus”).

During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of each Fund or the public, which refer to the Sub-Adviser’s name and its services in any way, or its logo, at a reasonable time, prior to the use thereof, and the Adviser shall not use any such materials if the Sub-Adviser reasonably objects in writing within 48 hours (or such other period as may be mutually agreed) after receipt thereof.  Materials which have been previously approved or those that only refer to Sub-Adviser’s name or logo are not subject to such prior approval provided the Adviser shall ensure that such materials are consistent with those which were previously approved by the Sub-Adviser as referenced in the preceding sentence. The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients.

The Adviser agrees, on an ongoing basis, to notify the Sub-adviser in writing of each change in the fundamental and non-fundamental investment policies and restrictions of the Funds before they become effective and to provide to the Sub-adviser as promptly as practicable copies of all amendments and supplements to the Registration Statement before filing with the Securities and Exchange Commission (“SEC”) and amendments to the documents outlined in this paragraph.

The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the previous two paragraphs.  The materials referenced in the previous two paragraphs will be furnished to the Sub-Adviser by e-mail, first class or overnight mail, facsimile transmission equipment or hand delivery.

The Adviser represents that shares of the Fund will be offered to Jackson National Life Insurance Company and Jackson National Life Insurance Company of New York (collectively, “Jackson”), to Jackson sponsored qualified and non-qualified retirement plans and to certain funds of the Trust and certain investment companies managed by affiliates of the Adviser organized as Fund of Funds (collectively, “Current Investors”).  The Adviser agrees that should the Fund be offered in the future to investors other than the Current Investors, the Adviser shall provide the Subadviser, in a manner and with such frequency as is mutually agreed upon by the parties, with a list of plans or programs of a “government entity” (each as defined by Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended (“Advisers Act”)) that may utilize the Fund as an investment option.

3.
Management.  Subject always to the supervision of the Adviser and the Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and shall have full investment authority and discretion for, all assets of the Funds and place all orders for the purchase and sale of securities, including foreign or domestic securities, and other property (including without limitation, exchange traded funds, the T. Rowe Price Institutional Floating Rate Fund or other T. Rowe Price institutional funds1,  financial futures, options of any type, commodities and commodity related notes, swaps forwards,  and other derivative instruments), all on behalf of the Funds as the Sub-Adviser shall determine in accordance with each Fund’s investment objective, restrictions, and policies, as set forth in the applicable  Prospectus, delivered by the Adviser to the Sub-Adviser.

The Sub-Adviser agrees to invest in shares of the T.Rowe Price Institutional Floating Rate Fund or shares of any other T. Rowe Price institutional fund in accordance with the provisions of the No-Action Letter referenced in the paragraph above.

Additionally, Sub-Adviser is authorized on behalf of the Funds to: (a) enter into, terminate or settle agreements and transactions, and execute any agreements and other documentation (e.g., any derivatives documentation such as for exchange traded and over-the-counter derivatives,  as applicable) required to make investments pursuant to the Prospectus, which shall include any market and/or industry standard documentation and the standard representations contained therein; including, without limitation, the pre-printed 1992 and/or 2002 ISDA Master Agreement (the “ISDA Form”) and the related Schedules, Credit Support Annexes and Confirmations (collectively, the “ISDA Master Agreement”) and the Master Securities Forward Transaction Agreement (the “MSFTA”) and the related Schedules, Annexes and Confirmations (collective, the “MSFTA Master Agreement”) and (b) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

The Sub-Adviser is authorized to act as agent for each Fund to negotiate, execute and deliver futures give-up agreements with brokers or dealers.

In performing the services contemplated by this paragraph, Sub-Adviser shall be entitled to rely upon the Adviser’s quarterly certification which Adviser will provide to the Sub-Adviser at the time of the execution of this Agreement and promptly after each calendar quarter, a form of which is attached hereto as Schedule D. The Sub-Adviser is authorized to act as agent for the Funds pursuant to any collateral control agreement the Adviser has established on behalf of the Funds in connection with an ISDA Master Agreement or MSFTA Master Agreement.  The Adviser acknowledges and understands that the Funds will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes. The Sub-Adviser is not required to execute foreign currency trades through the Custodian but may, in its sole discretion and in accordance with its fiduciary duty, select the custodian or counterparties for the execution of foreign currency transactions.

1 SeeT. Rowe Price Associates, Inc. SEC No-Action Letter, 2008 WL 2736745 (July 10, 2008)

The Sub-Adviser further shall have the authority to instruct the custodian to: (a) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Funds; and (b) deposit margin or collateral which shall include the transfer of money, securities, or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus.

Adviser and/or the Fund’s custodian will handle matters relating to the Fund participating in any class action settlements and Sub-Adviser shall not have any obligations thereto. Without Adviser’s prior consent to each transaction, Sub-Adviser and its advisory affiliates shall have full discretionary authority as agent and attorney-in-fact, with full power of substitution and full authority in the Fund’s name, to (a) buy, sell, hold, exchange, convert or otherwise trade in any stocks, bonds, and other securities or assets; and deal in any manner in any assets; and (b) directly or through the trading desk of the Sub-Adviser’s advisory affiliates place orders and negotiate commissions (if any) for the execution of  transactions in securities or other assets with or through such brokers, dealers, counter-parties, underwriters, issuers, agents or arrangers as Sub-Adviser may select.

In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth below), and will monitor the Funds' investments, and will comply with the provisions of the Trust Documents, as amended from time to time, and the stated investment objectives, policies and restrictions of the Funds, which may be amended from time to time, subject, in each case, to the provisions and limitations as set forth below, provided that Sub-Adviser will be responsible for such monitoring and compliance of any amendments to the Trust Documents, investment objectives, policies, and restriction, only after Sub-Adviser’s receipt of such amendments from the Adviser and applicable tax and regulatory requirements.  Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds.  Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program, as reasonably requested by the Board of Trustees or the Adviser.  Sub-Adviser, solely with respect to the assets of the Funds that are under its management pursuant to this Agreement is responsible to use commercially reasonable efforts to ensure that the Funds will comply with the provisions of Section 851 (b)(3) and (c)  and Section 817(h) of the Internal Revenue Code of 1986, as amended (“IRC”), and the regulations thereunder, including, but not limited to, Treas. Reg. Section 1.817-5.  The Adviser acknowledges that such tax compliance testing is not a substitute for formal tax compliance testing by the Adviser or its agents, and cannot be relied upon to determine whether the Funds meet the tax compliance requirements under the IRC. Notwithstanding anything to the contrary herein, Sub-Adviser does not provide tax advice.  The Sub-Adviser shall perform such services based upon its own internal books and records with respect to the assets of the Fund it manages, which comprise a portion of the Fund’s books and records, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement based upon such books and records and such instructions provided by the Fund or the Advisor and agreed to by the Sub-Adviser.

Adviser will not act in a manner that would result in Sub-Adviser failing to maintain the required diversification and if the failure to diversify is inadvertent, Adviser shall in good faith with the assistance of the Sub-Adviser follow the procedures specified in Treas. Reg. Section 1.817-5(a)(2) and Revenue Procedure 2008-41 (or its successor) to request relief from the Commissioner of Internal Revenue Service. If Sub-Adviser is described in any request for relief or closing agreement as having a role in the failure to diversify, no filings or agreements shall be made with the Commissioner of Internal Revenue Service without the prior written approval of Sub-Adviser.

The Sub-Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Trust whose names, titles and specimen signatures appear in Schedule C attached hereto.  The Adviser shall provide a Secretary Certificate, Incumbency Certificate, or similar document indicating that the persons designated as representatives have the authority to bind the Trust.  The Adviser may amend such Schedule C from time to time by written notice to the Sub-Adviser.  The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.

The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Funds or for the Adviser, and does not have access to all of the Funds’ books and records necessary to perform certain compliance testing.  The Adviser acknowledges that to the extent that the Sub-Adviser has agreed to perform the services specified in this Section 3 in accordance with applicable law (including subchapter M of the IRC, the 1940 Act and the Advisers Act) and in accordance with the Trust’s instrument and By-Laws, policies and determinations of the Trustees of the Trust, the Adviser, and the Fund’s Registration Statement, the Sub-Adviser shall perform such services based upon its own internal books and records with respect to the portfolio, which comprise a portion of the Fund’s books and records, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement based upon such books and records and such instructions provided by the Fund or the Adviser.   The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade securities of certain specified Adviser or the Trust’s affiliates, the Sub-Adviser shall be notified and afforded five business days after receipt of such instruction to implement this trading restriction).

The Adviser agrees that the Sub-Adviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of any Fund on the basis of any information which might, in the Sub-Adviser’s reasonable opinion, constitute a violation of any federal or state laws, rules or regulations.

The Sub-Adviser further agrees that it:

a)	will use the same skill and care in providing such services as it uses in providing services to its other fiduciary accounts for which it has investment responsibilities;

b)
will comply with all applicable Rules and Regulations of the SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including but not limited to compliance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

c)
will provide reasonable assistance to the Adviser in connection with the foreign laws, regulations, and regulatory requirements as set forth by foreign regulatory agencies, as may be applicable to the Adviser and Funds and will comply with the foreign laws, regulations and regulatory requirements with respect to the Funds as set forth by foreign regulatory agencies directly applicable to the Sub-Adviser’s investment activities with respect to the Funds in such foreign markets;

d)
will report regularly to Adviser and to the Board of Trustees as reasonably agreed between the Adviser and Sub-Adviser, or as reasonably requested by the Board of Trustees, and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times agreed to by the Adviser and Sub-Adviser, or at such times as reasonably requested by the Board of Trustees, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to the specified benchmarks and will provide various other reports from time to time as reasonably requested by Adviser or the Board of Trustees;

e)
will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, (ii) quarterly reports developed for each Fund by Adviser and Sub-Adviser, and (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board of Trustees from time to time;

f)
as a service provider to the Funds, will cooperate fully with the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including any applicable document requests;

g)
will prepare and maintain such books and records with respect to each Fund’s securities transactions in accordance with Section 7 herein, and will furnish Adviser and the Board of Trustees such periodic and special reports as the Adviser may reasonably request;

h)	will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities held for the account of the Funds subject to Sub-Adviser's supervision;

i)	will act upon reasonable instructions from Adviser not inconsistent with the fiduciary duties and investment objectives hereunder;

j)
will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Trust, provided, however, that notwithstanding the foregoing, Sub-Adviser may disclose such information as required by applicable law, regulation, subpoena or upon request by a regulator or auditor of Sub-Adviser;

k)
will have the sole authority and responsibility to exercise whatever powers the Adviser may possess with respect to any of its assets held in the Funds, including, but not limited to, the right to vote proxies, in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer, consistent with the Sub-Adviser’s fiduciary duties hereunder;  and may, at its discretion (subject to Sub-Adviser’s responsibility and liability under the terms of this Sub-Advisory Agreement), elect to use one or more third parties, including proxy voting services, in fulfilling its obligations hereunder; provided however, Adviser will, or will direct the Fund’s custodian to, send all proxy solicitation material and other related material, including interim reports, annual reports and other issuer mailings with respect to the Account, to Sub-Adviser or its agent;

l)
will vote and take all action related to corporate reorganization matters (e.g., conversions, tender and exchange offers, mergers, stock splits, right offerings, recapitalizations, amendments, modifications or waivers or other rights or powers); provided however, that Adviser will, or will direct the Fund’s custodian to, deliver all materials and information relating to corporate reorganization matters to Sub-Adviser or its agent;  may not consult with any other sub-adviser of the Trust, if any, or the sub-adviser to any other investment company (or separate series of an investment company) managed by the Adviser concerning the Trust’s transactions in securities or other assets for any investment portfolio of the Trust, including the Funds, except that such consultations are permitted between the current and successor sub-advisers of the Funds in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act;

m)
will provide reasonable assistance to the Adviser or the Trust’s custodian, as the case may be, in determining the value of any portfolio security.  In addition, the Sub-Adviser shall provide the Trust’s custodian on each business day with information relating to all transactions concerning each Fund’s assets under Sub-Adviser’s supervision, and shall provide Adviser with such information upon the reasonable request of the Adviser;

n)
As soon as reasonably practical notify the Adviser and the Trust to the extent required by applicable law in the event that the Sub-Adviser : (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or receives a formal notice of an enforcement action by the SEC or other regulatory authority.  The Sub-Adviser further agrees to notify the Trust and the Adviser as soon as reasonably practical  of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;

o)
As soon as reasonably practical notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for a Fund.  For purposes of this paragraph, a

“material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professional to the extent such professionals are not replaced promptly with professional of comparable experience and quality.  The determination as to what constitutes comparable experience and quality of the replacement of senior investment professional is to be determined by the Sub-Adviser; and

p)
Sub-Adviser is also permitted to delegate administrative, “middle office,” and “back office” functions, including portfolio reconciliation, to any affiliate of Sub-Adviser as well as third-party service providers subject to confidentiality agreements. Any delegation to affiliates and third-party service providers, and the use of affiliated persons, shall be subject to Sub-Adviser’s responsibility and liability under the terms of this Sub-Advisory Agreement.

The Adviser and the Sub-Adviser each further agree that:

a)
to the extent that the Commodity Exchange Act, as amended (“CEA”), and the then-current Commodity Futures Trading Commission (“CFTC”) regulations require (i) registration by either party as a Commodity Pool Operator or Commodity Trading Advisor, (ii) specific disclosure, or as applicable to it (iii) filing of reports and other documents, each shall fully comply with such requirements;

b)
Sub-Adviser and Adviser shall comply with all requirements of the applicable CEA and then-current CFTC regulations that apply to Sub-Adviser with regard to the Fund, and with regard to all Funds for which it serves as Sub-Adviser; and

c)	Sub-Adviser and Adviser shall cooperate by assisting the other party in fulfilling any disclosure or reporting requirements applicable to the Fund under the CEA and/or then-current CFTC regulations.

4.
Custody of Assets.  Title to all investments shall be held in the name of the Funds, provided that for convenience in buying, selling and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Trust’s custodian bank, or its nominee.  All cash and the indicia of ownership of all other investments shall be held by the Trust’s custodian bank. Sub-Adviser shall not act as custodian of the assets held in the Funds and shall at no time have the right to physically possess the assets of the Funds or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Funds.  In accordance with the preceding sentence, Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Funds.  All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian.  The Sub-Adviser shall not be liable for any act or omission of such custodian, except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with any actions that Sub-Adviser has taken or should have taken with respect to the custodian.

5.
Brokerage. The Sub-Adviser is responsible for decisions to buy and sell securities for each Fund, broker-dealer selection, and negotiation of brokerage commission rates.  Sub-Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by Sub-Adviser on behalf of the Funds. Adviser shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities and instruments pursuant to this Agreement. Sub-Adviser will provide copies of all such agreements to the Adviser upon the Adviser’s reasonable request.  It is the Sub-Adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution,” which means prompt and efficient execution of the transaction at the best obtainable price and taking into account all relevant factors and considerations of the specific transaction, with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker.  Consistent with this policy, and when selecting a broker the Sub-Adviser will take relevant factors into consideration, including (as applicable), but not limited to:  the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the applicable Fund on a continuing basis.  Subject to such policies and procedures as the Board of Trustees may determine, the Sub-Adviser shall have discretion to effect investment transactions for each Fund through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as interpreted by the SEC, and to cause such Fund to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act).  Allocation of orders placed by the Sub-Adviser on behalf of a Fund to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations.  The Sub-Adviser will submit reports on such allocations to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefore. The Sub-Adviser shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Adviser or chosen by the Sub-Adviser with reasonable care except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with selecting such brokerage firms or counterparties. Sub-Adviser maintains procedures which allow for the Sub-Adviser to participate as a buyer in underwritten public offerings in which entities affiliated with Sub-Adviser are selling shareholders.  Additionally, Sub-Adviser maintains procedures which allow for the Sub-Adviser to participate as a selling shareholder in underwritten public offerings in which entities affiliated with Sub-Adviser are buying shares.  Sub-Adviser will report to Adviser quarterly all purchases and sales that were effected pursuant to such procedure during the preceding quarter.

6.
Expenses.  During the term of this Agreement, the Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement.  Each Fund or the Adviser will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, and administration fees; fees for necessary professional and brokerage services; transaction fees and expenses; costs relating to local administration of securities; and fees for any pricing services.  All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser under the Management Agreement are borne by the applicable Fund or the Trust.

7.
Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request, copies of which may be retained by the Sub-Adviser.  Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act related to each Fund’s portfolio transactions.  The Adviser shall maintain all books and records not related to the Fund’s portfolio transactions.

8.
Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto.

9.
Services to Others.  Adviser understands, and has advised the Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies or accounts.  Adviser has no objection to Sub-Adviser acting in such capacities, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner reasonably believed by Sub-Adviser to be equitable to each.  Sub-Adviser may group orders for a Fund with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it reasonably determines that investment decisions are appropriate for each participating account.  Sub-Adviser cannot assure that such policy will not adversely affect the price paid or received by a Fund.  Adviser recognizes, and has advised the Board of Trustees, that in some cases this procedure may adversely affect the size and the opportunities of the position that the participating Fund may obtain in a particular security.  In addition, Adviser understands, and has advised the Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service, and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable:  a) shareholder services or support functions, such as responding to shareholders’ questions about a Fund or its investments or strategies;  b) providing employees of the Sub-Adviser to serve as officers of a Fund; or  c) providing employees of the Sub-Adviser to serve as the Fund’s Chief Compliance Officer and associated staff.

10.	Limitation of Liability.

a)
Sub-Adviser or any of its officers, directors, employees, agents or affiliates will not be subject to any liability to the Adviser or the Funds or their directors, officers, employees, agents or affiliates for any act, omission, error of judgment or mistake of law or for any loss suffered by the Funds, any shareholder of the Funds or the Adviser either in connection with the performance of Sub-Adviser's duties under this Agreement,  including any error of judgment or mistake of law or for any loss suffered by the Trust or Fund, any error of fact or mistake of law contained in any report or data provided by the Sub-Adviser; acting on any instructions from the Adviser or reliance on any research or other materials provided by the Adviser or its failure to perform due to events beyond the reasonable control of the Sub-Adviser or its agents, except for a loss resulting from Sub-Adviser's willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

b)
The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Funds or that a Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.  The Sub-Adviser shall not be deemed to have breached this Agreement or any investment restrictions or policies applicable to a Fund in connection with fluctuations arising from market movements and other events outside the control of the Sub-Adviser.

c)
The Sub-Adviser shall not be liable to the Adviser, the Funds or their shareholders, or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Funds made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board; all except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with performing its responsibilities hereunder.

d)
In any action in which the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Adviser agrees to indemnify and hold harmless the foregoing persons against any losses to which such persons may become subject, insofar as such losses arise out of or are based upon the Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in performing its responsibilities hereunder, including without limitation the operation of a Fund, the contents of the Funds’ Prospectus, or the wrongful conduct of persons with respect to the sale of interests in a Fund, provided that the loss, claim, settlement, damage, charge, liability, cost or expense did not relate to, was not based upon, or did not arise out of an act or omission of the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

e)	Without limiting the generality of the foregoing, neither the Adviser nor the Sub-Adviser will be liable for any indirect, special, incidental or consequential damages.

11.
Indemnification.  Adviser and the Sub-Adviser each agree to indemnify the other party (and each such party’s affiliates, employees, directors and officers), and Sub-Adviser further agrees to indemnify the Funds against any claim, damages, loss or liability (including reasonable attorneys’ fees)  to such other party arising out of anythird party claims bought against an indeminified party that are found by a judicial or regulatory body to constitute willful misfeasance or gross negligence on the part of the indemnifying party.

12.
Duration and Termination.  This Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, the initial term will continue in effect through December 31, 2015. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through December 31st for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust or Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)  Sections 10 and 11 herein shall survive the termination of this Agreement.

13.	Representations and Agreements of the Adviser. Adviser acknowledges, represents and warrants that:

a)
If in the future, the Sub-Adviser is registered as a Commodity Trading Advisor under the CEA, the Adviser consents to the Sub-Adviser’s compliance with the alternative disclosure and recordkeeping standards available to exempt accounts under CFTC Rule 4.7 with respect to a Fund’s trading in commodity interests, provided that the Sub-Adviser has duly filed a notice of claim for such relief pursuant to Rule 4.7(d). The Adviser will take reasonable steps to cooperate with the Sub-Adviser in connection with establishing and maintaining such exemption under Rule 4.7, including, upon request, confirming whether a Fund is a “qualified eligible person” as defined in Rule 4.7.

b)
If the Adviser is excluded from the definition of a commodity pool operator under CFTC Rule 4.5 with respect to a Fund, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5).  If the Adviser intends to register as a Commodity Trading Advisor, Adviser will provide Sub-Adviser with reasonable, advanced written notice.

c)
The Trust is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser if the Trust ceases to be a QIB;

d)
The assets in the Funds are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of the Adviser and the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus; and

14.
Obligations of Adviser.  The Adviser agrees to provide or complete, as the case may be, the following prior to the commencement of the Sub-Adviser’s investment advisory services as specified under this Agreement:

a)	A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Fund;

b)	A list of restricted securities for each Fund (including CUSIP, Sedol or other appropriate security identification);

c)	A copy of the current compliance procedures applicable to the sub-advisory services that the Sub-Adviser provides for each Fund; and

d)	A list of legal and compliance contacts.

The Adviser also agrees to promptly update the above-referenced items in order to ensure their accuracy, completeness, and/or effectiveness.

15.
Confidential Treatment.  All information and advice furnished by one party to the other party (including their respective agents, employees, and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties, without the prior written consent of the disclosing party, except that confidential information may be disclosed to a receiving party’s officers, directors, attorneys, financial advisers, accountants, professional advisers, and service providers who (i) have executed agreements with confidentiality and nondisclosure obligations with the Adviser or Sub-Adviser, respectively (its “Representatives”) or have a duty of confidentiality and (ii) have a need to know the confidential information to comply with applicable laws, rules and regulations, subpoenas, court orders, and/or as required in the administration and management of the Funds.  It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust.  Without limiting the foregoing, the Adviser and the Trust will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board of Trustees.  Confidential information shall not include information that (i) is public when provided or thereafter becomes public through no wrongful act of the recipient; (ii) is demonstrably known to the recipient prior to execution of this Agreement; (iii) is independently developed by the recipient through no wrongful act of the recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the industry at the time that the recipient learns of such information or knowledge; or (iv) has been rightfully or lawfully obtained by the recipient from any third party.

16.
Entire Agreement; Amendment of this Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the Funds.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

17.
Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed (postage prepaid) or sent via electronic mail, or facsimile to the other party at such address as designated herein.

a)	To Adviser:
Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention : General Counsel
E-mail: JNAMLegal@jackson.com

b)	To Sub-Adviser:
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attention: Senior Legal Counsel - Subadvised
email: Legal_Subadvised@troweprice.com

c)	To the Trust:
Jackson Variable Series Trust
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: Chief Legal Officer
E-mail: JNAMLegal@jackson.com

In accordance with the foregoing, Adviser hereby consents to receive Sub-Adviser’s Form ADV Part 2 and other Sub-Adviser Communications via e-mail to Adviser’s e-mail address set out above Adviser may revoke its election to receive such Sub-Adviser Communications via e-mail at any time by written notice to the Sub-Adviser requesting that Sub-Adviser send Sub-Adviser Communications via facsimile or in hardcopy via the postal service to the address set out above or as notified to the Sub-Adviser by Adviser from time to time.

18.
Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

During the term of this Agreement, the Adviser shall furnish to the Subadviser all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser’s name and its services in any way, or its logo, at a reasonable time prior to the use thereof, and the Adviser shall not use any such materials if the Subadviser reasonably objects in writing with 48 hours (or such other time as may be mutually agreed) after receipt thereof.  Materials which have been previously approved or those that only refer to Subadviser’s name or logo are not subject to such prior approval provided the Adviser shall ensure that such materials are consistent with those which were previously approved by the Subadviser as referenced in the preceding sentence.

The name “Jackson Variable Series Trust” and “Trustees of Jackson Variable Series Trust” refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed.  The obligations of the “Jackson Variable Series Trust” entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives or agents of Trust personally, but bind only the assets of Trust, and persons dealing with the Funds must look solely to the assets of Trust belonging to such Fund for the enforcement of any claims against the Trust.

19.
Representations and Warranties of the Sub-Adviser.  The Sub-Adviser hereby represents that this Agreement does not violate any existing agreements between the Sub-Adviser and any other party, it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and the performance of the Sub-Adviser’s obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject.

The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Investment Advisers Act of 1940, as amended and has provided to the Adviser a copy of its most recent Form ADV, Part 1 as filed with the Securities and Exchange Commission, as well as a copy of its current Part 2 of Form ADV.

The Sub-Adviser further represents that it has reviewed the initial, pre- and/or post effective amendment(s) to the Registration Statement for the Funds filed with the Securities and Exchange Commission that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact necessary to make the statements contained therein not misleading.

20.	Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Michigan.

21.
Counterpart Signatures.  This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

In Witness Whereof, the Adviser, the Sub-Adviser and Trust have caused this Agreement to be executed as of this 6th day of April, 2015.

Jackson National Asset Management, LLC		T. Rowe Price Associates, Inc.

By:	/s/ Mark D. Nerud	By:	/s/Savonne Ferguson
Name:	Mark D. Nerud	Name:	Savonne Ferguson
Title:	President and Chief Executive Officer	Title:	Vice President

Jackson Variable Series Trust

By:	/s/ Diana R. Gonzalez
Name:	Diana R. Gonzalez
Title:	Assistant Vice President

List of Schedules

Schedule A	Funds
Schedule B	Compensation
Schedule C	Designated Representatives

Schedule A
Dated April 27, 2015
 (Funds)

JNL/T. Rowe Price Capital Appreciation Fund

A-1

Schedule B
Dated April 27, 2015
(Compensation)

JNL/T. Rowe Price Capital Appreciation Fund(1)
Assets up to $500 million:
Average Daily Net Assets(2)	Annual Rate

$0 to $250 Million	0.50%
Over $250 Million to $500 Million	0.40%
When assets exceed $500 million, but are less than $2 billion
$0 to $1 Billion	0.40%
Over $1 Billion	0.35%
When assets exceed $2 billion, but are less than $3 billion
$0 to $500 Million	0.40%
Over $500 Million	0.35%
When assets exceed $3 billion
All Assets	0.35%

 (1) For the JNL/ T. Rowe Capital Appreciation Fund, the Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion.  The credit will apply at asset levels between approximately $2.93 billion and $3 billion.

To accommodate circumstances where a Fund’s assets fall beneath $3 billion and to prevent a decline in a Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $2.93 billion, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.35% fee schedule by the difference between the current portfolio size for billing purposes and the $2.93 billion threshold, divided by the difference between $3 billion and the $2.93 billion threshold.  The credit would approach $250,000 annually when a Fund’s assets were close to $3 billion and fall to zero at approximately $2.93 billion.

The annualized transitional credit is determined as follows, and the appropriate portion thereof (based upon the number of days in the month) will be applied as a credit to fees assessed:

Current Portfolio Size for Billing Purposes – $2,928,571,429	x $250,000
$71,428,571

(2) In order to prevent the Funds from paying duplicate management fees, the net asset value of shares of the T. Rowe Price Institutional Floating Rate Fund or shares of any other T. Rowe Price institutional fund held in a Fund’s portfolio will be excluded from the Fund’s total assets in calculating the sub-advisory fees payable to the Sub-Adviser.

B-1

Schedule C
Dated April 27, 2015
 (Designated Representatives of the Trust)

Name/Title *	Signature *

*See the attached List of Authorized Persons

C-1

Schedule D
Dated April 27, 2015

QUARTERLY CERTIFICATE OF JACKSON NATIONAL ASSET MANAGEMENT, LLC

The undersigned, Jackson National Asset Management, LLC (the “Adviser”), in its role as the investment adviser for the Jackson Variable Series Trust (the “Trust”), is providing this certification to T. Rowe Price Associates, Inc. (the “Sub-Adviser”), acting as a sub-adviser to certain investment portfolios of the Trust (each, a “Fund” and collectively, the “Funds”) pursuant to the Investment Sub-Advisory Agreement dated April 27, 2015 between the Adviser, the Sub-Adviser and the Trust (the “Sub-Advisory Agreement”) and acknowledges that the Sub-Adviser is entitled to rely upon it.  Any capitalized term not defined herein or in the Sub-Advisory Agreement shall have the meaning ascribed to it in the applicable ISDA Master Agreement.

The Adviser certifies and confirms that each of the representations and warranties set forth below is true and correct as of the date noted below.

1.
No action has been taken by the SEC or state securities regulators to suspend or revoke any Fund’s registration or which could result in the issuance of a stop order with respect to the applicable Registration Statement, and, no investigation or proceeding has been commenced by any regulatory authority that is reasonably likely to materially adversely affect such Fund’s ability to perform its obligations under the ISDA Master Agreement or any Transaction.

2.
No actions have been taken or proposed by anyone (including any Fund’s shareholders) to submit to a Fund’s shareholders any change to (i) such Fund’s classification under Section 5 of the 1940 Act, (ii) such Fund’s Investment Guidelines or  governing documents regarding the use of derivatives or (iii) any matter requiring the vote of such Fund’s shareholders under Section 13 of the 1940 Act, in each case, which could reasonably be expected to materially adversely affect any ISDA Master Agreement or any Transaction.

3.	All representations provided by or on behalf of each applicable Fund under each ISDA Master Agreement remain true.

4.	No Event of Default, Termination Event, Additional Termination Event or Early Termination Event has occurred.

Certification as of ___________ _, 201_

Jackson National Asset Management, LLC

By:
Name:
Title:

D-1